Exhibit 99.1

FMC Corporation 1735 Market Street Philadelphia, PA 19103 215.299.6000 phone 215.299.5998 fax

News Release	www.fmc.com

For Release: Immediate

Media contact: Jim Fitzwater – 215.299.6633

Investor relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Completes Two Financings

PHILADELPHIA, December 19, 2005 — FMC Corporation (NYSE: FMC) announced today the completion of two financings.

A European finance subsidiary executed a new credit agreement on December 16, 2005, with a group of lenders providing for a five-year, €220 million revolving credit facility and will borrow the full amount available, which is equivalent to approximately US$264 million. Proceeds will be distributed, indirectly, to FMC in the United States taking advantage of the tax benefits afforded by the American Jobs Creation Act of 2004 and applied to the repayment of the US$244 million term loan outstanding under FMC’s domestic credit agreement and for other general corporate purposes.

In addition, on December 15, 2005, Sweetwater County, Wyoming, issued $90 million principal amount of 5.60 percent Solid Waste Disposal Refunding Revenue Bonds (FMC Corporation Project) Series 2005, which will mature on December 1, 2035. Proceeds will be used to redeem on January 17, 2006, at a redemption price of 101 percent plus accrued interest, two industrial revenue bond issues sold by Sweetwater County, Wyoming, for FMC in 1994, also in an aggregate principal amount of $90 million and bearing an average interest rate of 6.95 percent.

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FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2004 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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